CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price	Registration Fee(1)(2)
Debt Securities (3.500% Medium-Term Notes Due 2020)	$448,209,000	$31,957.31

(1)                                 Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.  No additional registration fee has been paid with respect to this offering.

(2)                                 This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3 (No. 333-162182), filed by McDonald’s Corporation on September 28, 2009, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-162182

PRICING SUPPLEMENT NO. 1, Dated July 28, 2010

(To Prospectus Dated September 28, 2009 and

Prospectus Supplement Dated September 28, 2009)

McDONALD’S CORPORATION

Medium-Term Notes

(Fixed Rate Notes)

Due From One Year to 60 Years From Date of Issue

The following description of the terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the descriptions included in the Prospectus and

Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:                                                                                                USD 450,000,000

Issue Price:                                                                                                                                   99.602% of the principal amount of the Notes

Original Issue Date:                                                                                       August 2, 2010

Stated Maturity:                                                                                                         July 15, 2020

Interest Rate:                                                                                                                         3.500% per annum

Interest Payment Dates:                                                                 January 15 and July 15 of each year, commencing January 15, 2011

[Applicable only if other than February 15 and August 15 of each year]

Regular Record Dates:                                                                         January 1 and July 1 of each year, as the case may be

[Applicable only if other than February 1 and August 1 of each year]

Form:                                                                                                                                                                  ☒ Book-Entry                  ☐ Certificated

Specified Currency:

[Applicable only if other than U.S. dollars]

Option to Receive Payments in Specified Currency:                             ☐ Yes  ☐  No

[Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form]

Authorized Denominations:

[Applicable only if other than U.S.$1,000 and increments of U.S.$1,000, or if Specified Currency is other than U.S. dollars]

Method of Payment of Principal:

[Applicable only if other than immediately available funds]

Optional Redemption:                                                                          ☐              The Notes cannot be redeemed prior to Stated Maturity.

☒          The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald’s Corporation (the “Company”) as set forth below.

Optional Redemption Dates:                              At any time prior to Stated Maturity at the option of the Company as set forth below.

Redemption Prices:

☐                                    The Redemption Price shall initially be              % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by             % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that if this Note is an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

☒                                  Other:  The Notes will be redeemable in whole or in part, at any time prior to Stated Maturity at the Company’s option, at a redemption price equal to the greater of:

(1)                                  100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or

(2)                                  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus accrued and unpaid interest on those Notes to the redemption date.

For purposes of the determination of the redemption price, the following definitions shall apply:

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the available Reference Treasury Dealer Quotations for that redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means three primary U.S. Government securities dealers in New York City, New York (a “Primary Treasury Dealer”), which shall include Banc of America Securities LLC, J.P. Morgan Securities Inc. and RBS Securities Inc., and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Unless the Company defaults in payment of the redemption price, after the redemption date interest will cease to accrue on the Notes or portion of the Notes called for redemption.

Sinking Fund:                                                                                                                    ☒  The Notes are not subject to a Sinking Fund.

☐   The Notes are subject to a Sinking Fund.

Sinking Fund Dates:

Sinking Fund Amounts:

Amortizing Note:                                                                                                     ☐  Yes    ☒  No

Amortizing Schedule:

Outstanding Balance

Repayment Date                          Repayment Amount                               Following Repayment Amount

Optional Repayment:                                                                                ☐  Yes    ☒  No

Optional Repayment Dates:

Optional Repayment Prices:

Original Issue Discount Note:                                  ☐  Yes    ☒  No

Total Amount of OID:

Yield to Stated Maturity:

Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents’ Discount:                                                                                               0.450% of the principal amount of the Notes

Net proceeds to Company:                                                  99.152% of the principal amount of the Notes

Agents’ Capacity:                                                                                               ☐  Agent    ☒ Principal

Agents:

Joint Bookrunners:                                           Banc of America Securities LLC

J.P. Morgan Securities Inc.

RBS Securities Inc.

Co-Managers:                                                                    ANZ Securities Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Cabrera Capital Markets, LLC

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Morgan Stanley & Co. Incorporated

Rabo Securities USA, Inc.

RBC Capital Markets Corporation

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

UniCredit Capital Markets, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

CUSIP:                                                                                                                                                        58013MEJ9

Plan of Distribution:

Agent	Principal Amount
Banc of America Securities LLC	$103,500,000
J.P. Morgan Securities Inc.	103,500,000
RBS Securities Inc.	103,500,000
Citigroup Global Markets Inc.	13,500,000
Goldman, Sachs & Co.	13,500,000
Morgan Stanley & Co. Incorporated	13,500,000
SG Americas Securities, LLC	13,500,000
Wells Fargo Securities, LLC	13,500,000
Barclays Capital Inc.	9,000,000
RBC Capital Markets Corporation	9,000,000
SunTrust Robinson Humphrey, Inc.	9,000,000
UniCredit Capital Markets, Inc.	9,000,000
U.S. Bancorp Investments, Inc.	9,000,000
ANZ Securities, Inc.	3,000,000
BBVA Securities Inc.	3,000,000

BNP Paribas Securities Corp.	3,000,000
Cabrera Capital Markets, LLC	3,000,000
HSBC Securities (USA) Inc.	3,000,000
ING Financial Markets LLC	3,000,000
Rabo Securities USA, Inc.	3,000,000
Scotia Capital (USA) Inc.	3,000,000
Standard Chartered Bank	3,000,000
Total:	$450,000,000

Additional Information Regarding Agents:

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

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